September 2013
Pricing Sheet dated September 30, 2013 relating to Preliminary Terms No. 1,079 dated September 23, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the Dow Jones Industrial AverageSM due April 3, 2019
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – SEPTEMBER 30, 2013
Issuer:	Morgan Stanley
Maturity date:	April 3, 2019
Underlying index:	Dow Jones Industrial AverageSM
Aggregate principal amount:	$6,678,850
Payment at maturity:
•  If the final index value is greater than the initial index value:
$10+ the leveraged upside payment
•  If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 25%:
$10
•  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 25%:
($10 x the index performance factor) + $2.50
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the Buffered PLUS pay less than $2.50 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	115%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	15,129.67, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	March 29, 2019, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	25%
Minimum payment at maturity:	$2.50 per Buffered PLUS (25% of the stated principal amount)
Index performance factor:	final index value / initial index value
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	September 30, 2013
Original issue date:	October 3, 2013 (3 business days after the pricing date)
CUSIP:	61762W174
ISIN:	US61762W1743
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms

Estimated value on the pricing date:	$9.2808 per Buffered PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Buffered PLUS	$10	$0.35	$9.65
Total	$6,678,850	$233,759.75	$6,445,090.25

(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.35 for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the Buffered PLUS.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,079 dated September 23, 2013
Product Supplement for PLUS dated August 17, 2012    Index Supplement dated November 21, 2011    Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.